UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION
STATEMENT UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

Millennial Media, Inc.
(Name of Subject Company)

Millennial Media, Inc.
(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)

60040N105
(CUSIP Number of Class of Securities)

Ho Shin
General Counsel
Millennial Media, Inc.
2400 Boston Street, Suite 300
Baltimore, Maryland 21224
(410) 522-8705

With copies to:
John J. Egan, III, Esq.
Joseph L. Johnson, III, Esq.
Ian D. Engstrand, Esq.
Goodwin Procter LLP
53 State Street
Boston, MA 02109
(617) 570-1000
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Millennial Media, Inc. on September 3, 2015 (including all exhibits attached thereto) is incorporated herein by reference.